Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-150911) and Form S-3 (File No. 333-191192) of SB Financial Group, Inc. (the “Company”) of our report dated March 10, 2017, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, which report is included (or incorporated by reference) in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

March 10, 2017